EXHIBIT 10.46
ALLIS-CHALMERS ENERGY INC.

PRESS RELEASE	Contact:	Victor M. Perez, CFO
Allis-Chalmers Energy
713-369-0550
FOR IMMEDIATE RELEASE
Lisa Elliott, Sr. VP
DRG&E/ 713-529-6600

ALLIS-CHALMERS ENERGY REPORTS RECORD
THIRD QUARTER 2005 RESULTS

3rd quarter revenues were up 143% to $28.9 million
3rd quarter diluted EPS grew 60% to $0.08 including debt retirement charge
3rd quarter diluted EPS grew 180% to $0.14 excluding debt retirement charge

2005 EPS guidance increased to between $0.41 and $0.47, and $0.47 and $0.53 excluding debt retirement charge

HOUSTON, TEXAS, November 8, 2005 - Allis-Chalmers Energy Inc. (AMEX: ALY) today announced its record results for the third quarter and nine months ended September 30, 2005.

Revenue for the third quarter 2005 rose 143.2% to $28.9 million compared to $11.9 million for the third quarter of 2004. Driving the company’s triple digit revenue gains were the successful integration of strategic acquisitions completed over the last twelve months, the increase in service offerings and expanded customer base resulting in increased market share, and the expanding revenue generated from the further investment in equipment and new operating locations. These results were achieved despite the significant impact of recent hurricanes and tropical storms on the Company’s Southeast Louisiana and Mexican operations, resulting in an estimated revenue loss of approximately $2.0 million.

Income from operations grew 184.4%, outpacing the growth in sales, to $3.5 million for third quarter 2005 from $1.2 million in last year’s third quarter due to increased market share, improved pricing and the Company’s strong customer base. Adjusted EBITDA increased 164.6% to $5.4 million for the 2005 third quarter from $2.0 million in the third quarter of 2004. As Adjusted EBITDA is a non-GAAP item, additional information and discussion regarding Adjusted EBITDA is provided later in this release.

Net income for the third quarter of 2005 attributed to common shares increased 149.1% to $1.3 million, or $0.08 per diluted share, compared to net income attributed to common shares of $519,000 or $0.05 per diluted share in the same quarter of 2004. The third quarter 2005 results include $1.1 million, or $0.06 per diluted share, in debt retirement expenses associated with refinancing the Company’s debt and prepaying its previous financing. Excluding these charges, earnings per share would have been $0.14, a 180% increase compared to last year’s third quarter results. Weighted average shares of common stock outstanding on a diluted basis increased 68.9% to 16.6 million shares for the three month period of 2005 from 9.8 million shares for same period last year.

Micki Hidayatallah, the Company’s Chairman and Chief Executive Officer stated, “We made significant strides to continue to grow this company and expand our market share by offering our customers more services from an expanding list of locations. I could not be more proud of our entire team led by David Wilde, our President and Chief Operating Officer. It is under his leadership and direction that we have succeeded in rapidly integrating our acquisitions and expanding our customer base. The team worked diligently to re-deploy our assets after hurricane(s) Rita (and Katrina) allowing us to continue to generate strong results.”

Revenue for the first nine months of 2005 rose 117.7% to $71.8 million compared to $33.0 million for the first nine months of 2004. Operating income grew at a faster pace than revenue to $8.7 million in 2005 from $3.4 million during the comparable nine months in 2004, representing a 154.2% increase. Net income for the first nine months of 2005 attributed to common shares rose 262.8% to $4.6 million, or $0.30 per diluted share, from net income of $1.3 million, or $0.18 per diluted share in the first nine months of 2004. Weighted average shares of common stock outstanding on a diluted basis increased to 15.6 million shares for the nine month period of 2005 from 7.9 million shares for same period last year.

Segment Results:

•
Directional Drilling. Operating income for the directional drilling services segment increased 61.8% to $1.7 million from $1.0 in the third quarter of 2004. This significant growth is a direct result of the Company’s additional capacity and strong market presence, as well as the Company’s expansion into West Texas and Oklahoma. This segment continues to reap the benefit of its investments in its skilled operators, an expanded sales organization and down-hole motor technology.

•
Casing & Tubing: Operating income for the casing and tubing services segment increased 40.8% to $1.3 million in the third quarter of 2005 from $949,000 in the comparable quarter last year. The rise was due to geographic expansion, expanded service offerings at new locations and improved market conditions; offsetting a slight downturn in revenues and operating income from the Company’s operations in Mexico, which were impacted in September by the hurricanes and tropical storms. The segment was also positively impacted for one month from the acquisition of casing and tubing assets on September 1, 2005.

•
Compressed Air Drilling. Operating income attributed to compressed air drilling increased to $1.8 million in the 2005 third quarter from $130,000 in the comparable 2004 period due to investments in additional equipment and increased market share as a result of a wider geographic footprint and expanded customer base.

•
Rental Tools. Operating income was $454,000 from this business segment which was recently formed through the acquisition of Safco Oilfield Products in September 2004 and of Delta Rental Service in April 2005. The segment benefited from the successful integration of Safco’s operations based in Houston, with those of Delta based in Lafayette, Louisiana, as well as by investments made in additional equipment. Sequentially, operating income in the third quarter of 2005 grew 12.1% over operating income in the second quarter of 2005.

•
Production services.  During the third quarter the Company invested in this newly established segment to position itself to expand its international operations, resulting in an operating loss of $128,000 during the 2005 third quarter.

Outlook & Guidance:

The following statements are based on Allis-Chalmers’ current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future capital transactions, such as business combinations, divestitures and financings, that may be completed after the date of this news release.
In addition, the Company’s guidance ranges are based on the assumption that current market conditions in the Company’s business segments will last through at least 2005. Any material change in market conditions in any of the Company’s business segments could affect its guidance.

Financial Guidance
	Fourth Quarter 2005 Estimate	Revised Full Year 2005 Estimate	Previous Full Year 2005 Estimate
Revenues:	$28 mm to $32 mm	$100 mm to $104 mm	$80 mm to $95 mm
EBITDA:	$5.5 mm to $6.5 mm	$18.8 mm to $20.0 mm	$14.2 mm to $17.5 mm
Diluted EPS:	$0.11 to $0.17	$0.41 to $0.47	$0.28 to $0.45
Diluted EPS: excluding the impact of refinance charges	NA	$0.47 to $0.53	NA

“Our results this quarter reflected the inherent strength of our operations in spite of hurricanes Katrina and Rita. We are looking forward to a strong fourth quarter and we will continue in 2006 to expand services, diversify our geographic footprint, increase market share and make acquisitions at accretive multiples,” added Mr. Hidayatallah.

Conference Call:

The Company will host a conference call to discuss its 2005 third quarter financial results and recent developments at 10:30 a.m. Eastern (9:30 a.m. Central) today, November 8, 2005. To participate in the call, please log on to www.alchenergy.com or dial (303) 262-2143 and ask for the Allis-Chalmers call at least 10 minutes prior to the start time. For those who cannot listen to the live call, a telephonic replay will be available through November 15, 2005, and may be accessed by calling (303) 590-3000 and using the pass code 11043354. A web cast archive will also be available at www.alchenergy.com shortly after the call is concluded.

About Allis-Chalmers Energy

Allis-Chalmers Energy Inc. provides a variety of products and services to the oil and natural gas industry. Through its subsidiaries, Allis-Chalmers is engaged in providing specialized equipment and operations to install casing and production tubing  required to drill and complete oil and gas wells,  directional and horizontal drilling services, the rental of heavy weight spiral drill pipe and related oilfield services, services to enhance production through the installation of small diameter coiled tubing and chemicals into producing oil and gas wells and air drilling services to natural gas exploration and development  operators.

Forward- Looking Statements

This Press Release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934) regarding Allis-Chalmers Energy’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10K (including without limitation in the “Risk Factors” Section) and Form 10-Q, and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

- Tables to Follow -

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED CONDENSED INCOME STATEMENTS
(in thousands, except per share amounts)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
		(Restated)		(Restated)

Revenues	$28,908	$11,888	$71,830	$32,989
Cost of revenues
Direct costs	19,280	7,633	47,756	22,395
Depreciation	1,391	591	3,397	1,796
Total cost of revenues	20,671	8,224	51,153	24,191

Gross margin	8,237	3,664	20,677	8,798
General and administrative	4,261	2,227	10,720	4,781
Amortization	452	198	1,272	600
Income from operations	3,524	1,239	8,685	3,417

Other income (expense):
Interest	(977)	(566)	(2,143)	(1,634)
Debt retirement	(1,087)	–	(1,087)	–
Other	63	19	221	224
Total other income (expense)	(2,001)	(547)	(3,009)	(1,410)

Net income before minority interest and income taxes	1,523	692	5,676	2,007
Minority interest in income of subsidiaries	–	(34)	(488)	(248)
Provision for taxes	(230)	(139)	(559)	(359)
Net income	1,293	519	4,629	1,400
Preferred stock dividend	–	–	–	(124)
Net income attributed to common shareholders	$1,293	$519	$4,629	$1,276

Net income per common share:
Basic	$0.09	$0.06	$0.33	$0.21
Diluted	$0.08	$0.05	$0.30	$0.18

Weighted average shares outstanding:
Basic	14,985	8,298	14,197	6,168
Diluted	16,601	9,828	15,589	7,890

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands, except for share amounts)
	September 30,	December 31,
	2005	2004
	(unaudited)
Assets
Cash and cash equivalents	$3,909	$7,344
Trade receivables, net	23,777	12,986
Inventory	5,217	2,373
Lease receivable, current	–	180
Prepaid expenses and other	1,014	1,495
Total current assets	33,917	24,378

Property and equipment, net	75,516	37,67
Goodwill	12,042	11,776
Other intangible assets, net	7,264	5,057
Debt issuance costs, net	783	685
Lease receivable, less current portion	–	558
Other assets	40	59
Total assets	$129,562	$80,192

Liabilities and Stockholders' Equity
Current maturities of long-term debt	$4,636	$5,541
Trade accounts payable	8,703	5,694
Accrued salaries, benefits and payroll taxes	701	615
Accrued interest	462	470
Accrued expenses	4,688	1,852
Accounts payable, related parties	78	740
Total current liabilities	19,268	14,912

Accrued postretirement benefit obligations	335	687
Long-term debt, net of current maturities	51,491	24,932
Other long-term liabilities	1,092	129
Total liabilities	72,186	40,660

Commitments and contingencies
Minority interests	–	4,423

Stockholders' Equity
Preferred stock, $0.01 par value (25,000,000 shares authorized, no shares issued)	–	–
Common stock, $0.01 par value (100,000,000 shares authorized; 16,453,714 issued and outstanding at September 30, 2005 and 20,000,000 shares authorized and 13,611,525 issued and outstanding at December 31, 2004)	165	136
Capital in excess of par value	57,940	40,331
Accumulated deficit	(729)	(5,358)
Total stockholders' equity	57,376	35,109
Total liabilities and stockholders' equity	$129,562	$80,192

ALLIS-CHALMERS ENERGY INC.
SEGMENT INFORMATION
(in thousands, except per share)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
		(Restated)		(Restated)
Revenues
Directional drilling services	$11,383	$6,677	$32,218	$18,352
Casing and tubing services	5,103	2,831	12,596	7,218
Compressed air drilling services	7,637	2,380	16,684	7,419
Production services	3,226	–	6,833	–
Rental tools	1,559	–	3,499	–
	$28,908	$11,888	$71,830	$32,989

Operating Income (Loss):
Directional drilling services	$1,696	$1,048	$5,069	$2,435
Casing and tubing services	1,336	949	4,015	2,174
Compressed air drilling services	1,802	130	3,331	723
Production services	(128)	–	(130)	–
Rental tools	454	–	780	–
General corporate	(1,636)	(888)	(4,380)	(1,915)
	$3,524	$1,239	$8,685	$3,417

Depreciation and Amortization:
Directional drilling services	$295	$117	$652	$331
Casing and Tubing services	510	358	1,418	1,075
Compressed air drilling services	536	288	1,406	914
Production services	279	–	604	–
Rental tools	121	–	386	–
General corporate	102	26	203	76
	$1,843	$789	$4,669	$2,396
Capital Expenditures:
Directional drilling services	$945	$94	$2,145	$882
Casing and tubing services	1,373	32	3,230	457
Compressed air drilling services	915	107	2,841	771
Production services	606	–	896	–
Rental tools	271	–	278	–
General corporate	12	8	195	10
	$4,122	$241	$9,585	$2,120

ALLIS-CHALMERS ENERGY INC.
REGULATION G RECONCILIATION

Use of Adjusted EBITDA & Regulation G Reconciliation

This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, and amortization, gain on asset sales and litigation settlements, minority interest and other income and expense or Adjusted EBITDA. This term, as used and defined by Allis-Chalmers, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, the Company believes Adjusted EBITDA is useful to an investor in evaluating ALY’s operating performance because:

•  It is widely used by investors in the energy industry to measure a company’s operating performance without regard to the items excluded from Adjusted EBITDA, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired; and

•  It helps investors more meaningfully evaluate and compare the results of the Company’s operations from period to period by removing the impact of the Company’s capital structure and asset base from Allis-Chalmers’ operating results.

•  It is used by Allis-Chalmers’ management as a measure of operating performance, in presentations to its board of directors, as a basis for strategic planning and forecasting, as a component for setting incentive compensation and to assess compliance in financial ratios, among others.

There are material limitations to using Adjusted EBITDA as a measure of performance, including the inability to analyze the impact of recurring and non-recurring items that are excluded from Adjusted EBITDA and materially impact results of operations, and the lack of compatibility of the results of operations of different companies.

Reconciliations of this financial measure to the most directly comparable GAAP financial measure are provided in the table below.

Reconciliation of Adjusted EBITDA to GAAP Net Income
($ in millions)

	For the Three Months Ended
	September 30,	September 30,
	2005	2004
Consolidated Adjusted EBITDA	$5.37	$2.03
Depreciation and amortization	1.85	0.79
GAAP Income from operations	$3.52	$1.24
Interest expense	0.98	0.57
Taxes	0.23	0.14
Debt retirement expense	1.08	–
Minority Interest & other expense (income)	(0.06)	0.01
Net income	$1.29	$0.52

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